UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 31, 2012

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma		73107
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 31, 2012, Zena Energy L.L.C. (“Zena”), an Oklahoma limited liability company which is a subsidiary within the Chemical Business of LSB Industries, Inc. (the “Company”), purchased from Clearwater Enterprises, L.L.C. (“Clearwater”), an Oklahoma limited liability company, certain natural gas properties and related severed hydrocarbons and minerals, surface contracts, leasehold interests, equipment and facilities, and other assets (the “Natural Gas Properties”). The acquisition was completed pursuant the terms of the Purchase and Sale Agreement, dated October 31, 2012 (the “Agreement”), between Zena and Clearwater, with an effective date of September 1, 2012. The agreement contains customary representations, warranties, and covenants.

The purchase price of the Natural Gas Properties was $49 million in cash, subject to customary adjustments to reflect the operation of the Natural Gas Properties prior to the closing. Pursuant to the terms of the Agreement, the Company held back $2.5 million of the purchase price pending Clearwater obtaining consents to the transaction by certain lessors, which consents must be obtained within 120 days after the date of the Agreement. The purchase price was funded by cash on hand, but the Company is considering financing a portion of the aggregate purchase price from a third party in the near future. The Company expects to spend $38 to $40 million from expected cash flows from the Natural Gas Properties for additional capital expenditures to fully develop the Natural Gas Properties through 2015.

The Natural Gas Properties include an average working interest of 9.7% (7.7% net revenue interest) in 14 proved producing natural gas wells, 7 proved nonproducing natural gas wells, and 36 proved undeveloped future drilling locations, all in the Marcellus Shale in Wyoming County, Pennsylvania. The Company is not the operator of the Natural Gas Properties. The Agreement provides that Zena and Clearwater will offer the other a right of first refusal to participate equally in the acquisition of any gas interests in Wyoming County, Pennsylvania, that are acquired by either of them in the future.

The Company’s Chemical Business purchases a significant amount of natural gas as feedstock for the production of anhydrous ammonia. The acquisition of the Natural Gas Properties is part of the Chemical Business’s hedging strategy to protect against a potential rise in natural gas prices for a portion of the Company’s natural gas requirements. The Company does not believe that this acquisition meets the requirements to be considered significant as defined under 17 CFR §210.11-01(b).

The foregoing summary description of the Agreement is not complete and is qualified in its entirety by the actual terms of the Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

99.1	Purchase and Sale Agreement, dated October 31, 2012, between Clearwater Enterprises, L.L.C. and Zena Energy L.L.C. Exhibits to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 2, 2012

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer